UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2010

Commonwealth Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	01-17377	54-1460991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

403 Boush Street, Norfolk, Virginia	23510
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (757) 446-6900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 29, 2010, Commonwealth Bankshares, Inc. (the "Company") issued a press release announcing revised results of operations and financial condition for the three months and nine months ended September 30, 2009. This information represents a change from the results of operations and financial condition previously announced for those periods.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) As discussed in more detail below, Bank of the Commonwealth, the Company's wholly owned subsidiary (the "Bank"), intends to amend the Report of Condition filed with the Federal Reserve Bank of Richmond ("FRB") for the quarter ended September 30, 2009, to make certain adjustments required in connection with the completion of an examination of the Bank conducted by the FRB. The examination commenced on October 19, 2009 using financial data as of September 30, 2009. As a result of the anticipated amendments to the Report of Condition, on January 27, 2010, the Audit Committee and the Board of Directors of the Company concluded that the Company's previously issued consolidated financial statements for the three and nine months ended September 30, 2009, as reported in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on November 9, 2009, can no longer be relied upon. The Company currently intends to amend its Form 10-Q for the quarter ended September 30, 2009 as soon as it is reasonably practicable. The Board of Directors and the Audit Committee have discussed this determination with the Company's independent registered public accounting firm, Witt Mares, PLC, which has agreed with this determination.

The regulatory examination was underway, but not completed at the time the Company filed its third-quarter results with the SEC. At the conclusion of the on-site work, the FRB examiners advised the Company and its independent auditors that, based on trends in asset quality, concentrations within the portfolio, reclassifications of certain loans, adjustment to the factors utilized in calculating the allowance and other metrics, in comparison to various national and custom peer groups with comparable characteristics, the Bank's allowance for loan losses should be increased by $23 million.

As of the date of this filing and based on the Company's initial estimates, the following changes to the previously reported financial results are anticipated:

  The provision for loan losses for the third quarter of 2009 will increase from $21.9 million to $44.9 million. As a result of the increased provision for loan losses for the third quarter of 2009, the allowance for loan losses as of September 30, 2009 is expected to increase to approximately $64.0 million, or 6.08% of total loans, compared to the originally reported amount of $41.0 million, or 3.89% of loans.
  The Company's net loss after tax for the three months ended September 30, 2009 will increase from $12.4 million to $27.4 million. Diluted loss per share for the third quarter of 2009, originally reported as $1.81, will increase to a loss of approximately $3.98. The Company's after tax net loss for the nine months ended September 30, 2009 is expected to increase from $11.3 million to $26.3 million, and the diluted loss per share is projected to be $3.82 compared to $1.64 loss per share as originally reported.
  Non-accrual loans as of September 30, 2009 will increase to approximately $82.8 million from the $70.8 million originally reported.
  On September 30, 2009, $4.0 million in additional capital was injected into the Bank by Commonwealth Bankshares, Inc., the parent company of the Bank.

The Company estimates that the Bank will remain well capitalized at September 30, 2009. The Bank's leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio will decline to approximately 7.98%, 8.91% and 10.23%, respectively, at September 30, 2009. Well-capitalized banks are generally required to maintain a leverage ratio of 5%, tier 1 risk-based capital ratio of 6% and a total risk-based capital ratio of 10%.

The Company notes that the above information reflects the Company's estimates as of the date of this filing and that management, with the assistance of outside advisors, is continuing its analysis with respect to any other potential additional adjustments that may be necessary or appropriate.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit 99.1  Press Release, dated January 29, 2010, entitled "Commonwealth Bankshares, Inc., Norfolk, VA, Announces Intention to Restate Prior Reporting Period"

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commonwealth Bankshares, Inc.
Date: January 29, 2010	By: /s/ CYNTHIA A. SABOL, CPA Name: Cynthia A. Sabol, CPA Title: Executive Vice President and Chief Financial Officer